Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2007 relating to the financial statements and financial statement schedule, which appear in TravelCenters of America LLC’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
July 28, 2009